EXHIBIT 99.1

Hollis-Eden Pharmaceuticals Prices

$62.5 Million Follow-On Offering Of Common Stock

San Diego, California, September 26, 2003 – Hollis-Eden Pharmaceuticals, Inc. (Nasdaq: HEPH) today announced the pricing of its follow-on offering of common stock. The Company has agreed to sell 2.5 million shares of its common stock at $25.00 per share. The Company has also granted an over-allotment option to the underwriters to purchase up to an additional 375,000 shares of common stock. All of the shares are being sold by the Company.

The managing underwriters and joint book-running managers of this offering are Jefferies & Company, Inc. and SG Cowen Securities Corporation.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, engaged in the development of products for the treatment of infectious diseases and immune system disorders.

The offering is expected to close on October 1, 2003, subject to the satisfaction of customary closing conditions.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, New York, New York 10022-4213, or from SG Cowen Securities Corporation at 1221 Avenue of the Americas, New York, New York 10020.